Exhibit 99.1

BROCADE COMMUNICATIONS SYSTEMS, INC.
Special Meeting of Stockholders
January 25, 2007
1:00 p.m.
1745 Technology Drive
San Jose, CA 95110
If you consented to access your proxy information electronically, you may view it by going to Brocade Communications website. You can get there by typing in the following address: http://www.brocade.com
If you would like to access the proxy materials electronically next year go to the following Consent site address: http://www.econsent.com/brcd/

Brocade Communications Systems, Inc. 1745 Technology Drive San Jose, CA 95110	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting of Stockholders on January 25, 2007.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” item 1
By signing the proxy, you revoke all prior proxies and appoint Michael Klayko, Richard Deranleau, and Tyler Wall, and each of them acting in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.
See reverse for voting instructions

COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 24, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/brcd/ — QUICK***EASY***IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 24, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Brocade Communications, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card

▲ PLEASE DETACH HERE ▲
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1
1.	Approve the issuance of shares of Brocade Communications Systems, Inc. common stock in connection with the merger contemplated by the Agreement and Plan of Reorganization, dated as of August 7, 2006, as amended, by and among Brocade Communications Systems, Inc., Worldcup Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Brocade Communications Systems, Inc., and McDATA Corporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐
The above proposal is described in greater detail in the accompanying joint proxy statement/prospectus.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1.
I will attend the special meeting in person.                    YES ☐          NO ☐

Address Change? Mark Box ☐ Indicate changes below:	Date:

Signature(s) in Box

Note: Please sign exactly as your name or names appear(s), date and return this proxy card promptly in the enclosed envelope whether or not you plan to attend the special meeting. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian or in an other legal capacity, please give your full title(s) under the signature(s).